NATIONWIDE LIFE INSURANCE COMPANY

[ONE NATIONWIDE PLAZA

COLUMBUS, OHIO 43215]

MARKET VALUE ADJUSTMENT (MVA) ENDORSEMENT

To Individual Single Purchase Payment Deferred Annuity Contract with Index-Linked Strategies

GENERAL INFORMATION REGARDING THIS ENDORSEMENT

This Market Value Adjustment (MVA) Endorsement (the “Endorsement”) is made part of the Contract to which it is attached and is effective as of the Date of Issue.

To the extent any provisions contained in this Endorsement are contrary to or inconsistent with those of the Contract, the Endorsement will control the Contract. Terms not defined in this Endorsement have the meaning given to them in the Contract.

DEFINITIONS

Market Value Reference Rate – On any given day, the yield of the MVA Index as shown on the Endorsement Specifications Page. The Market Value Reference Rate as of the Date of Issue is equal to the Initial Market Value Reference Rate, which is shown on the Endorsement Specifications Page. The daily Market Value Reference Rate thereafter will be available from Nationwide. If the daily Market Value Reference Rate is not available on any day for which a value is needed, Nationwide will use the Market Value Reference Rate for the previous Business Day.

MVA Base – The greater of zero, and the Gross Withdrawal minus the Remaining Preferred Withdrawal Amount.

MVA Period – The length of time beginning on the Date of Issue that Nationwide may apply the MVA to partial withdrawals and a full surrender. The MVA Period is listed on the Endorsement Specifications Page.

ENDORSEMENT PROVISIONS

Market Value Adjustment (MVA)

Except as otherwise provided in the Contract, the MVA is applicable to any portion of a Non-Preferred Withdrawal taken during the MVA Period. Nationwide will apply the MVA to the Gross Withdrawal, which will affect the Cash Withdrawal if the MVA is not equal to zero. If the MVA is a negative value, the MVA will decrease the Cash Withdrawal. If the MVA is a positive value, the MVA will increase the Cash Withdrawal. If the MVA is zero, the MVA will not affect the Cash Withdrawal.

MVA Calculation

The amount of the MVA is calculated as follows:

MVA = MVA Base x MVA Factor, where:

MVA Factor = MVA Scaling Factor x (A – B) x N/12, where:

A =	the Initial Market Value Reference Rate

B =	the Market Value Reference Rate on the date Nationwide processes the applicable partial withdrawal or full surrender

N =

the number of whole months (partial months will be rounded up to the next whole month) remaining in the MVA Period, calculated from the date Nationwide processes the applicable partial withdrawal or full surrender

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The MVA Scaling Factor is shown on the Endorsement Specifications Page.

Market Value Reference Rate

If the Market Value Reference Rate becomes no longer available, or if Nationwide, at its sole discretion, determines that the Market Value Reference Rate is no longer appropriate for the purposes described in this Endorsement, Nationwide will substitute another method of determining the values, subject to any required approval by the appropriate state insurance department, and will notify the Contract Owner of such change at the Contract Owner’s last known address.

Executed for Nationwide on the Date of Issue by:

Secretary	President

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MARKET VALUE ADJUSTMENT (MVA) ENDORSEMENT SPECIFICATIONS PAGE

Initial Market Value Reference Rate:	[4.00%]
MVA Scaling Factor:	[1.00]
MVA Index:	[Bloomberg Barclays U.S. Corporate Index]
MVA Period (Years):	[6]

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[BLOOMBERG® is a trademark and service mark of Bloomberg Finance L.P. BARCLAYS® is a trademark and service mark of Barclays Bank Plc, used under license. Bloomberg Finance L.P. and its affiliates, including Bloomberg Index Services Limited (“BISL”) (collectively, “Bloomberg”), or Bloomberg’s licensors own all proprietary rights in the “Bloomberg Barclays U.S. Corporate Index.”

Neither Barclays Bank PLC, Barclays Capital Inc., nor any affiliate (collectively “Barclays”) nor Bloomberg is the issuer or producer of the Product and neither Bloomberg nor Barclays has any responsibilities, obligations or duties to purchasers of the Product. The Bloomberg Barclays U.S. Corporate Index is licensed for use by Nationwide Life Insurance Company (“Nationwide”) as the Issuer of the Product. The only relationship of Bloomberg and Barclays with the Issuer in respect of Bloomberg Barclays U.S. Corporate Index is the licensing of the Bloomberg Barclays U.S. Corporate Index, which is determined, composed and calculated by BISL, or any successor thereto, without regard to the Issuer of the Product or the owners of the Product.

Additionally, Nationwide may for itself execute transaction(s) with Barclays in or relating to Bloomberg Barclays U.S. Corporate Index in connection with the Product. Purchasers acquire the Product from Nationwide and purchasers neither acquire any interest in Bloomberg Barclays U.S. Corporate Index nor enter into any relationship of any kind whatsoever with Bloomberg or Barclays upon making a purchase of the Product. The Product is not sponsored, endorsed, sold or promoted by Bloomberg or Barclays. Neither Bloomberg nor Barclays makes any representation or warranty, express or implied, regarding the advisability of the purchase of the Product or the advisability of purchasing securities generally or the ability of the Bloomberg Barclays U.S. Corporate Index to track corresponding or relative market performance. Neither Bloomberg nor Barclays has passed on the legality or suitability of the Product with respect to any person or entity. Neither Bloomberg nor Barclays is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Product to be issued. Neither Bloomberg nor Barclays has any obligation to take the needs of the Issuer or the owners of the Product or any other third party into consideration in determining, composing or calculating the Bloomberg Barclays U.S. Corporate Index. Neither Bloomberg nor Barclays has any obligation or liability in connection with administration, marketing or trading of the Product.

The licensing agreement between Bloomberg and Barclays is solely for the benefit of Bloomberg and Barclays and not for the benefit of the owners of the Product, investors or other third parties. In addition, the licensing agreement between Nationwide Financial Services, Inc. and Bloomberg is solely for the benefit of Nationwide Financial Services, Inc. and Bloomberg and not for the benefit of the owners of the Product, investors or other third parties.

NEITHER BLOOMBERG NOR BARCLAYS SHALL HAVE ANY LIABILITY TO THE ISSUER, INVESTORS OR OTHER THIRD PARTIES FOR THE QUALITY, ACCURACY AND/OR COMPLETENESS OF THE BLOOMBERG BARCLAYS U.S. CORPORATE INDEX OR ANY DATA INCLUDED THEREIN OR FOR INTERRUPTIONS IN THE DELIVERY OF THE BLOOMBERG BARCLAYS U.S. CORPORATE INDEX. NEITHER BLOOMBERG NOR BARCLAYS MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER, THE INVESTORS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE BLOOMBERG BARCLAYS U.S. CORPORATE INDEX OR ANY DATA INCLUDED THEREIN. NEITHER BLOOMBERG NOR BARCLAYS MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EACH HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE BLOOMBERG BARCLAYS U.S. CORPORATE INDEX OR ANY DATA INCLUDED THEREIN. BLOOMBERG RESERVES THE RIGHT TO CHANGE THE METHODS OF CALCULATION OR PUBLICATION, OR TO CEASE THE CALCULATION OR PUBLICATION OF THE BLOOMBERG BARCLAYS U.S. CORPORATE INDEX, AND NEITHER BLOOMBERG NOR BARCLAYS SHALL BE LIABLE FOR ANY MISCALCULATION OF OR ANY INCORRECT, DELAYED OR INTERRUPTED PUBLICATION WITH RESPECT TO ANY OF THE BLOOMBERG BARCLAYS U.S. CORPORATE INDEX. NEITHER BLOOMBERG NOR BARCLAYS SHALL BE LIABLE FOR ANY DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR ANY LOST PROFITS, EVEN IF ADVISED OF THE POSSIBLITY OF SUCH, RESULTING FROM THE USE OF THE BLOOMBERG BARCLAYS U.S. CORPORATE INDEX OR ANY DATA INCLUDED THEREIN OR WITH RESPECT TO THE PRODUCT.

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None of the information supplied by Bloomberg or Barclays and used in this publication may be reproduced in any manner without the prior written permission of both Bloomberg and Barclays Capital, the investment banking division of Barclays Bank PLC. Barclays Bank PLC is registered in England No. 1026167, registered office 1 Churchill Place London E14 5HP.]

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